Exhibit (a)(5)(I)

	COMPANIES FORM No. 429(4) Notice to non-assenting shareholders	429(4)
Please complete legibly, preferably in black type or, bold block lettering
CHFP025	Pursuant to section 429(4) of the Companies Act 1985 as inserted by Schedule 12 to the Financial Services Act 1986

* Name(s) and address(es) of non-assenting shareholder(s)	To* A takeover offer was made on 19 December 2003 ** by

** Insert date of offer	Parker-Hannifin Corporation (“the Offeror”)	“the offeror(s)”

§ Insert description of class or classes of shares or convertible securities to which offer relates.	for § all of the issued shares/~~securities~~ in

	Denison International Plc	“ the company”

The offeror(s) has/have within 4 months of making the offer or contracted to acquire not less than nine-tenths in value of the shares/~~securities~~ of Ordinary A and Ordinary ~~class~~/classes to which the offer relates. The offeror(s) give(s) notice that ~~he~~/they now intend(s) to exercise ~~his~~/their right under section 429 of the Companies Act 1985 to acquire shares held by your in the company.

† Insert terms of offer	The terms of the offer are† US$24.00 in cash for each A Ordinary Share and US$24.00 in cash for each Ordinary Share

†† State address to which acceptance should be sent

If these terms include a choice of consideration, you should within 6 weeks of the date of this notice inform the offeror(s) in writing at †† N/A which of the choices you wish to accept. If you fail to make a choice and do not make application to the court (see below) the offeror(s) will acquire your shares/securities on the following terms

Ref: 677187/1                                                             N/A

NOTE You are entitled under section 430C of the Companies Act 1985 to make application to the court within 6 weeks of the date of this notice for an order either that the offeror(s) shall not be entitled and bound to acquire your shares or that different terms to those of the offer shall apply to the acquisition. If you are contemplating such an action you may wish to seek legal advice.

§§ If this notice is given by a company, it should be signed by a director or the secretary	Signed * * * * §§Date